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FOR IMMEDIATE RELEASE               CONTACT: Frederick N. Cooper (215) 938-8312
March 16, 2004                                      fcooper@tollbrothersinc.com
                                                Joseph R. Sicree (215) 938-8045
                                                    jsicree@tollbrothersinc.com


               TOLL BROTHERS ANNOUNCES REDEMPTION OF 8 1/8% SENIOR
                           SUBORDINATED NOTES DUE 2009

Huntingdon Valley, PA, March 16, 2004 -- Toll Brothers, Inc. (NYSE: TOL), today announced that on April 15, 2004, it will redeem all of its $170 million of Toll Corp. 8 1/8% Senior Subordinated Notes due 2009 at 104.063% of principal amount plus accrued interest. The redemption will result in a pre-tax charge in the Company's second quarter of fiscal 2004 of approximately $7.8 million or $.06 per share (diluted). The charge represents the call premium and the write-off of unamortized debt issuance costs.

On March 16, 2004, the Company completed an offering of $300 million of 4.95 % Senior Notes due March 15, 2014. The Company will use the proceeds of that offering to redeem the 8 1/8% Senior Subordinated Notes outstanding and for general corporate purposes including working capital requirements. The 4.95% Senior Notes were issued in a Rule 144A transaction; they have not and will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the 4.95% Senior Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
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